UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2011

Cadence Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33103	41-2142317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12481 High Bluff Drive, Suite 200

San Diego, California 92130

(Address of principal executive offices, including zip code)

(858) 436-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 28, 2011, Cadence Pharmaceuticals, Inc. ( the “Company”) entered into an Amended and Restated Development and Supply Agreement (the “Agreement”) with Baxter Healthcare Corporation (“Baxter”), which amended and restated the original agreement entered into between the parties on July 18, 2007, as amended, for the manufacture of OFIRMEVTM (acetaminophen) injection for commercial distribution by the Company in the United States.

Pursuant to the terms of the Agreement, the Company will pay Baxter a per unit purchase price based on the amount of finished OFIRMEV drug product produced, which price will be increased annually, and may be adjusted to reflect an increase or decrease, as the case may be, in the cost of material required to manufacture OFIRMEV, subject to specified limitations. The Company is obligated to purchase a minimum number of units of OFIRMEV each year or pay Baxter an amount equal to the purchase price multiplied by the shortfall in units. In addition, Baxter will be the Company’s primary supplier of OFIRMEV up to a specified number of units in each year, subject to Baxter’s ability to timely supply the specified volumes required by the Company. However, if Baxter fails or declines to supply a sufficient quantity of OFIRMEV in accordance with the Company’s purchase orders during a specified period of time, then the Company may purchase that OFIRMEV from third party suppliers and such quantity will be deducted from the quantity of OFIRMEV that the Company otherwise would have been required to purchase from Baxter. The Company is also obligated to reimburse Baxter for all reasonable costs directly related to work performed by Baxter in support of any change in the active pharmaceutical ingredient (“API”) source or API manufacturing process.

Under the Agreement, the Company and Baxter agreed to complete a capacity increase development plan for the expansion of the manufacturing capacity for OFIRMEV at Baxter’s facilities. All capital equipment and facility improvements included in the plan will be funded by the Company. The Company will not be able to reasonably estimate the cost of expansion until the capacity increase development plan has been completed.

The initial term of the Agreement will terminate on November 1, 2015, and will automatically renew for successive one-year periods thereafter, unless either party provides at least two years prior written notice of termination to the other party. In addition, either party may terminate the Agreement (1) within 90 days, after written notice in the event of a material uncured breach of the Agreement by the other party or (2) immediately, upon the filing of a petition of bankruptcy by the other party. The Company may also terminate the Agreement, effective 30 days after providing written notice, in the event that Baxter does not agree to the assignment of the Agreement by the Company to a competitor of Baxter. Baxter has agreed that, for the initial term and any renewals or extensions of the Agreement, neither it nor any of its affiliates will develop or commercially produce, for itself or for any third party, any intravenous formulation of a product containing acetaminophen for distribution or sale in the United States.

If the Agreement is terminated, except as a result of a material uncured breach or bankruptcy by Baxter, the Company will reimburse Baxter for all materials ordered prior to the termination of the agreement that are not cancelable at no cost to Baxter. Upon termination of the Agreement and subject to certain exceptions, the Company will purchase from Baxter all undelivered products manufactured or packaged under a purchase order from the Company, at the price in effect at the time the purchase order was placed. The Company is also obligated to reimburse Baxter for reasonable costs incurred in returning all Company-owned equipment and for restoring Baxter’s manufacturing facility to its condition prior to the installation of OFIRMEV-related improvements, other than restoration costs for changes that Baxter reasonably agrees are usable by Baxter at the time of removal of the Company-owned equipment. The Company is not able to reasonably estimate the cost and the timing of these expenses at this time and therefore cannot reasonably estimate the fair value of the retirement obligation.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by this reference. The Company has requested confidential treatment on certain portions of the Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1†	Amended and Restated Development and Supply Agreement, dated January 28, 2011, by and between Cadence Pharmaceuticals, Inc. and Baxter Healthcare Corporation.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this report and submitted separately to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADENCE PHARMACEUTICALS, INC.

By:	/s/ WILLIAM R. LARUE
William R. LaRue
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Date: February 2, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1†	Amended and Restated Development and Supply Agreement, dated January 28, 2011, by and between Cadence Pharmaceuticals, Inc. and Baxter Healthcare Corporation.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this report and submitted separately to the Securities and Exchange Commission.